Exhibit 99.1



HOUSTON, TEXAS, NOVEMBER 24, 1999, NABORS INDUSTRIES, INC. (AMEX: NBR) today announced that it has completed its acquisition of Pool Energy Services Co. Each Pool share, other than those owned by Nabors, will be exchanged for 1.025 shares of Nabors' common stock in a tax free transaction. Pool will remain a separate entity and will retain all of its outstanding debt, which was $208 million at September 30, 1999, including $150 million of Senior Subordinated Notes due April 2008. It is anticipated that all of this debt except the Senior Subordinated Notes will be paid off in the near future. The transaction is being accounted for under the purchase method of accounting.

Gene Isenberg, Nabors Chairman and Chief Executive Officer commented, "The consummation of this merger has been a long and arduous process, largely due to regulatory and other unanticipated delays. Nonetheless, this extended closing time has allowed us to thoroughly prepare for the immediate integration of Pool into Nabors, thereby quickly effecting the anticipated economies. Currently, all of Nabors' and Pool's operating units are profitable with positive momentum in their rig activity and bid flow. We expect the merger to be initially neutral to our results, but that it will enhance them as we further realize the synergies of the combined entity. Although Pool will remain a separate subsidiary of Nabors, and continue to file the required public filings, we will fully integrate the corporate functions and the operational management of both entities' Alaskan, offshore and international businesses immediately. Pool's well servicing and marine transportation business will continue to operate as individual units."

"Finally, I wish to welcome all of Pool's employees, customers and shareholders on behalf of myself, our board and our employees. We are happy to have this highly regarded group of people and assets as an addition to the Nabors group of companies."

The Nabors companies actively market over 500 land drilling and 790 land workover rigs worldwide. Offshore, Nabors operates 45 platform rigs worldwide, as well as 13 jack-ups, two barge drilling rigs and 29 marine transportation and support vessels in the Gulf of Mexico. Nabors participates in most of the significant oil, gas, and geothermal markets in the world. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

--------------------------------------------------------------------------------
Nabors' stock is listed on the American Stock Exchange (NBR). For further information, please contact Dennis A. Smith at Nabors at (281) 874-0035. To request Investor Materials, call (281) 775-8000 - extension 6363.